UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/22/2004

VIE FINANCIAL GROUP INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-11747

DE	226650372
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1114 Avenue of the Americas 22nd Floor
New York, NY 10036
(Address of Principal Executive Offices, Including Zip Code)

212-575-8200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On October 22, 2004, Vie Financial Group, Inc. ("the Company") and Ashton Technology Canada, Inc. ("Ashton Canada"), a majority-owned subsidiary of the Company, reached a settlement agreement in the arbitration proceedings with the Toronto Stock Exchange ("TSX"). The Company and Ashton Canada have agreed to settle the claim filed against the TSX in exchange for a mutual release and proceeds of $2.65 million (US Dollars) plus legal fees of $230,000 Canadian Dollars, or the equivalent of approximately $185,000 US Dollars.

Ashton Canada filed the arbitration claim against TSX on June 11, 2003 for breach of contract under the June 7, 2000 integration agreement between Ashton Canada and TSX to introduce the Company's eVWAP trading system. The arbitration claim stated that Ashton Canada designed, developed and was prepared to deploy eVWAP as a facility of the primary Canadian exchange when TSX circumvented the deployment of eVWAP without proper excuse. On August 22, 2003, TSX filed a counterclaim against Ashton Canada seeking specific performance of the integration agreement, or in the alternative, a declaration that it was entitled to terminate the agreement without penalty. The arbitration case began in May 2004, and was divided into two phases: a liability phase and a damages phase.

On September 20, 2004, the arbitrator issued its decision in the liability phase of the arbitration proceedings, ruling that TSX breached the integration agreement; that Ashton Canada is entitled to recover such damages as it may have sustained as a result of TSX's breach of the agreement; and that TSX's counterclaim must be dismissed. The arbitrator ordered that TSX shall pay forthwith on a partial indemnity basis all reasonable costs and expenses, including legal fees and disbursements incurred by Ashton Canada in respect of the liability phase of the arbitration proceedings. The arbitrator also ruled that if the parties were unable to resolve the issue of damages, the arbitration would be reconvened to assess damages. The Company received payment of the proceeds on October 22, 2004.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

VIE FINANCIAL GROUP INC

Date: October 25, 2004.	By:	/s/ Dean G. Stamos
Dean G. Stamos
Chief Executive Officer